LOAN AND SECURITY AGREEMENT

by and between

SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA  95054

Attn:  Loan Services

(408) 496-2429

and

CLICK2LEARN, INC.

110 110th Avenue NE

Bellevue, WA  98004

TOTAL CREDIT AMOUNT:  $5,000,000

Date:       As of September 4, 2001

Committed Revolving Line:
Term Loan:
Amount: $4,000,000	Amount: $1,000,000
Repayment Period: 12 months	Repayment Period: 24 months
Interest Rate: Prime + 150 b.p.	Interest Rate: Prime + 150 b.p.
Revolving Maturity Date: 12 months from the date of the first Credit Extension, but in no event later than November 5, 2002	Maturity: October 1, 2003
Commitment Termination Date: November 5, 2001
Loan Fee: $25,000, paid on acceptance of term sheet

The terms and information set forth on this cover page are a part of the attached Loan and Security Agreement, dated as of the date first written above (this “Agreement”), entered into by and between Silicon Valley Bank (“Bank”) and the borrower (“Borrower”) set forth above.  The terms and conditions of this Agreement agreed to between Bank and Borrower are as follows:

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of September 4, 2001, between SILICON VALLEY BANK ("Bank") and CLICK2LEARN, INC. ("Borrower"), provides the terms on which Bank will lend to Borrower and Borrower will repay Bank.  The parties agree as follows:

1              ACCOUNTING AND OTHER TERMS

                Accounting terms not defined in this Agreement will be construed following GAAP.  Calculations and determinations must be made following GAAP.  The term "financial statements" includes the notes and schedules.  The terms "including" and "includes" always mean "including (or includes) without limitation” in this or any Loan Document.  Capitalized terms in this Agreement shall have the meanings set forth in Section 13.  This Agreement shall be construed to impart upon Bank a duty to act reasonably at all times.

2              LOAN AND TERMS OF PAYMENT

2.1          Credit Extensions.  Borrower will pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1       Revolving Advances.

                (a)           Subject to the terms and conditions of this Agreement, Bank will make Advances under the Committed Revolving Line not exceeding at any time outstanding (i) the lesser of (x) the Committed Revolving Line or (y) the Borrowing Base minus the outstanding principal amount of the Term Loan, minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit).  Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

                (b)           To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Pacific time on the Business Day the Advance is to be made.  Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B.  Bank will credit Advances to Borrower's deposit account.  Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.  Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee.  Borrower will indemnify Bank for any loss Bank suffers due to that reliance.

                (c)           The Committed Revolving Line terminates on the Revolving Maturity Date, when all Advances are immediately payable.

2.1.2       Letters of Credit.  Subject to the terms and conditions of this Agreement, Bank will issue or have issued Letters of Credit for Borrower’s account as part of the Committed Revolving Line not exceeding (i) the lesser of (x) the Committed Revolving Line or (y) the Borrowing Base minus the outstanding principal amount of the Term Loan, minus (ii) the outstanding principal balance of the Advances.  Each Letter of Credit will expire no later than 180 days after the Revolving Maturity Date provided Borrower’s Letter of Credit reimbursement obligation is secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank.

2.1.3       Term Loan.

                (a)           Bank will make a Term Loan available to Borrower subject to the terms and conditions of this Agreement.

                (b)           Not later than the request for the Term Loan, Borrower will deliver to Bank an invoice or other documentation deemed reasonable by Bank reflecting the costs related to the software and services related to such software, in each case to be purchased with the proceeds of the Term Loan.

2.2          Overadvances.  If Borrower’s Obligations under Sections 2.1.1 and 2.1.2  exceed the lesser of either (i) the Committed Revolving Line or (ii) the Borrowing Base, Borrower must immediately pay in cash to Bank the excess.  If Borrower’s Obligations under Section 2.1.1, 2.1.2 and 2.1.3 exceed the Borrowing Base, Borrower must immediately pay in cash to Bank the excess.

2.3          Interest Rate; Payments.

                (a)           Interest Rate.

                                (i)            Advances under the Committed Revolving Line accrue interest on the outstanding principal balance at a per annum rate one and one-half percent (1.50%) above the Prime Rate.

                                (ii)           The Term Loan accrues interest at one and one-half percent (1.50%) above the Prime Rate.

                                (iii)          After an Event of Default, Obligations accrue interest at 5 percent above the rate formula effective immediately before the Event of Default.  The interest rate increases or decreases when the Prime Rate changes.  Interest is computed on a 360 day year for the actual number of days elapsed.

(b)           Payments.

                (i)            Interest on the Committed Revolving Line is payable on the first day of each month.

                (ii)           Borrower will pay 24 equal installments of principal of $41,666.67 plus interest on the Term Loan (the "Term Loan Payment").  Each Term Loan Payment is payable on the first day of each month during the term of the loan.  Borrower's final Term Loan Payment, due on October 1, 2003, will include all outstanding Term Loan principal and accrued interest.

                (iii)          Bank may debit any of Borrower’s deposit accounts including Account Number 3300312783 for principal and interest payments or any amounts Borrower owes Bank.  Bank will notify Borrower when it debits Borrower's accounts.  These debits are not a set-off.

                (iv)          Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4         Fees.  Borrower will pay to Bank:

(a)           Committed Line of Credit Fee.  A fully earned, non–refundable fee payable monthly in arrears on the payment date for the Committed Line of Credit and equal to one quarter of one percent (.25%) per annum of the portion of the Committed Line of Credit for the month then ended not outstanding as either Advances or Letters of Credit, based on the average unused amount during such period; and

(b)           Bank Expenses.  All Bank Expenses (including reasonable attorneys' fees and expenses  for documentation and negotiation of this Agreement) incurred through and after the Closing Date when due.

3              CONDITIONS OF LOANS

3.1         Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension for each Facility is subject to the condition precedent that it receive the agreements, documents and fees it requires for that Facility.

3.2         Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension for any Facility, including the initial Credit Extension for that Facility, is subject to the following:

(a)           timely receipt of any Payment/Advance Form; and

(b)           the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension.  Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true.

3.3         Additional Conditions Precedent to Credit Extensions Under the Committed Revolving Line.  In addition to the requirements of Sections 3.1 and 3.2 above, Bank’s obligation to make any Credit Extension, including the initial Credit Extension, under the Committed Revolving Line is subject to the following:

(a)           Borrower shall have either (i) established its primary banking relationship with Bank, which relationship shall include Borrower maintaining account balances in any bank or investment accounts at or through Bank representing at least 95% of all account balances of Borrower at all financial institutions, including Bank, or (ii) provided to Bank documentation in form and substance satisfactory to Bank evidencing Bank’s fully perfected security interest in, and control of, Borrower’s bank and investment accounts representing at least 95% of all account balances of Borrower at all financial institutions, including Bank; and

(b)           All conditions precedent to the initial Credit Extension under the Committed Revolving Line other than as required under Section 3.2(a) shall have been met not later than the Commitment Termination Date.

4              CREATION OF SECURITY INTEREST

4.1          Grant of Security Interest.  Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents.  Borrower shall also execute a separate negative pledge agreement with respect to Intellectual Property in form and substance satisfactory to Bank.  Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral.  During an Event of Default or an event which with notice or the passage of time would become an Event of Default, Bank may place a "hold" on any deposit account pledged as Collateral.  If the Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

5              REPRESENTATIONS AND WARRANTIES

                Borrower represents and warrants as follows:

5.1         Due Organization and Authorization.  Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified.

                The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's formations documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2         Collateral and Intellectual Property.  Borrower has good title to the Collateral and the Intellectual Property, free of Liens except Permitted Liens.  The Eligible Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor.  Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate.  All Inventory is in all material respects of good and marketable quality, free from material defects.  Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business and except for software components or content licensed from third parties.  Each issued Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and, except as set forth on Schedule I, no claim has been made that any part of the Intellectual Property violates the rights of any third party.

5.3         Litigation.  Except as shown in Schedule I, there are no actions or proceedings pending or, to Borrower's knowledge, threatened by or against Borrower or any Subsidiary in which an adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4         No Material Adverse Change in Financial Statements.  All consolidated financial statements for Borrower and any Subsidiary delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5          Solvency.  The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6          Regulatory Compliance.  Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors).  Borrower has complied with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could cause a Material Adverse Change.  None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes.  Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

5.7         Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8          Full Disclosure.  No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results).

5.9          Disclosure Schedule.  The Schedule to Loan and Security Agreement attached hereto as Schedule II and incorporated by this reference is true, correct and complete.

6              AFFIRMATIVE COVENANTS

                Borrower will do all of the following:

6.1         Government Compliance.  Borrower will maintain its and all Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a material adverse effect on Borrower’s business or operations.  Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or cause a Material Adverse Change.

6.2          Financial Statements, Reports, Certificates.

                (a)           Borrower will deliver to Bank:  (i) as soon as available, but no later than 30 days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the period, in a form acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but no later than 120 days after the end of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinionon the financial statements from an independent certified public accounting firm acceptable to Bank; (iii) within 5 days of filing, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8–K filed with the Securities and Exchange Commission; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; (v) prompt notice of any material change in the composition of the Intellectual Property, including any knowledge of an event that materially adversely affects the value of the Intellectual Property; and (vi) budgets, sales projections, operating plans or other financial information Bank requests.

(b)           Within 30 days after the last day of each month, Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit C with aged listings of accounts receivable and accounts payable.

(c)           Within 30 days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

                (d)           Bank has the right to audit Borrower's Accounts at Borrower's expense; such audits will be conducted semi-annually or as often as deemed appropriate by Bank in its sole discretion.

6.3          Inventory; Returns.  Borrower will keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at the Closing Date.  Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than $50,000.

6.4         Taxes.  Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5          Insurance.  Borrower will keep its business and the Collateral and other assets insured for risks and in amounts, as Bank requests.  Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank.  All property policies will have a lender's loss payable endorsement showing Bank as a loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy.  At Bank's request, Borrower will deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy will, at Bank’s option, be payable to Bank on account of the Obligations.

6.6          Primary Accounts.  Except as set out in Section 3.3 above, Borrower will maintain its primary banking relationship with Bank, which relationship shall include Borrower maintaining account balances in any accounts at or through Bank representing at least 95% of all account balances of Borrower at all financial institutions, including Bank; provided, however, that notwithstanding Section 3.3 above, Borrower shall have met the banking relationship standard otherwise required under this Section 6.6 as to bank and investment accounts on or before November 5, 2001.

6.7         Financial Covenants.

                Borrower will maintain as of the last day of each month, unless otherwise noted:

                                (a)  Quick Ratio.  A ratio of Quick Assets to Current Liabilities of at least 1.75 to 1.0.

                                (b)  Tangible Net Worth.  A Tangible Net Worth plus Subordinated Debt of at least fourteen million dollars ($14,000,000) plus 50% of any additional equity and/or Subordinated Debt injected after the Closing Date.

                                (c)  Profitability.  Borrower will have a maximum net loss in any fiscal quarter of not more than $3,250,000.

6.8          Registration of Intellectual Property Rights.  Borrower will file and diligently pursue the prosecution of applications to register with the United States Copyright Office (i) any software material to the business of Borrower it has, develops or acquires, within 30 days of the Closing Date, and additional software rights developed or acquired, including significant revisions, additions or improvements to the software or revisions, additions or improvements which significantly improve the functionality of the software, after the Closing Date within 30 days following the first  sale or licensing to any third party of the software or any product based on or containing any such software.  Borrower will promptly notify Bank upon Borrower’s filing of any application or registration of any Intellectual Property rights with the United States Patent and Trademark Office.

Borrower will:  (i) protect, defend and maintain the validity and enforceability of the Intellectual Property that is material to the business of the Borrower; (ii) promptly advise Bank in writing of material infringements of the Intellectual Property that is material to the business of the Borrower; and (iii) not allow any Intellectual Property that is material to the business of the Borrower to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

6.9          Further Assurances.  Borrower will execute any further instruments and take further action as Bank requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement, and Borrower hereby consents to Bank’s filing of any financing statements, amendments, continuation statements or the like (with or without Borrower’s signature) as contemplated by this Agreement.

7.             NEGATIVE COVENANTS

                Borrower will not do any of the following without the Bank’s written consent, which will not be unreasonably withheld:

7.1          Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than a Transfer (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) of worn–out or obsolete Equipment.

7.2          Changes in Business, Ownership, Management or Business Locations.  Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or have a change in its ownership of greater than 50% or have a material change in its management.  Borrower will not, without at least 30 days prior written notice to Bank, relocate its principal executive office, add any new offices or business locations or change the place of its incorporation.

7.3          Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4          Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5          Encumbrance.  Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit Bank’s first priority security interest in the Collateral to change.  Create, incur, or allow any Lien on any of its Intellectual Property, except for (i) the rights of licensors and licensees described in this Agreement or Schedule I attached hereto and (ii) subparagraph (a) of the definition of Permitted Liens set forth hereinafter; Borrower shall execute a separate negative pledge agreement with respect to such Intellectual Property in form and substance satisfactory to Bank.

7.6          Investments; Distributions.  (i) Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; or (ii) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

7.7          Transactions with Affiliates.  Directly or indirectly enter or permit any material transaction with any Affiliate, except transactions that are in the ordinary course of Borrower's business, on terms less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

7.8          Subordinated Debt.  Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt, without Bank's prior written consent.

7.9          Compliance.  Undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected tohave a material adverse effect on Borrower’s business or operations or cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

7.10        Use of Proceeds.  Use the proceeds of the Line other than for operating capital purposes or use the proceeds of the Term Loan other than for payment of the invoices and other costs described in Section 2.1.3(b) above.  In no event will Borrower use the proceeds of either Facility to hold or carry margin stock within the meaning of under Regulations T and U of the Federal Reserve Board of Governors.

8              EVENTS OF DEFAULT

                Any one of the following is an Event of Default:

8.1          Payment Default.  Borrower fails to pay any of the Obligations within 3 business days after its due date.  During the additional period the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.2          Covenant Default.  Borrower does not perform any obligation in Section 6 or violates any covenant in Article 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 days after it occurs, or if the default cannot be cured within 10 days or cannot be cured after Borrower’s attempts in the 10 day period, and the default may be cured within a reasonable time, then Borrower has an additional time, (of not more than 30 days) to attempt to cure the default.  During the additional period the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.3          Material Adverse Change.

(i) A material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral or in the value of Intellectual Property that is material to the business of the Borrower (including but not limited to creation of any Lien thereon other than a Permitted Lien) other than normal depreciationwhich is not covered by adequate insurance occurs; or (ii) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower will fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period;

8.4          Attachment.  (i) Any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days; (ii) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (iii) a judgment or other claim becomes a Lien on a material portion of Borrower's assets; or (iv) a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within 10 days after Borrower receives notice.  These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5          Insolvency.  (i) Borrower becomes insolvent; (ii) Borrower begins an Insolvency Proceeding; or (iii) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6          Other Agreements.   If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $100,000 or that could cause a Material Adverse Change;

8.7          Judgments.  If a money judgment(s) in the aggregate of at least $50,000 not covered by insurance is rendered against Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8          Misrepresentations.  If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any communication delivered to Bank or to induce Bank to enter this Agreement or any Loan Document.

9              BANK'S RIGHTS AND REMEDIES

9.1          Rights and Remedies.  When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a)           Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)           Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c)           Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d)           Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral.  Borrower will assemble the Collateral if Bank requests and make it available as Bank designates.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

(e)           Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f)            Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral; and

(g)           Dispose of the Collateral according to the Code.

9.2          Power of Attorney.  When an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to:  (i) endorse Borrower's name on any checks or other forms of payment or security; (ii) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower's insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits.  Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred.  Bank’s appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

9.3          Accounts Collection.  When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank's security interest in the funds and verify the amount of the Account.  Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4          Bank Expenses.  If Borrower fails to pay any amount or furnish any required proof of payment to third persons Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent.  Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5          Bank's Liability for Collateral.  If Bank complies with reasonable banking practices, it is not liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6          Remedies Cumulative.  Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence.  No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7          Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guaranties held by Bank on which Borrower is liable.

10           NOTICES

                All notices or demands by any party to this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile at the addresses listed at the beginning of this Agreement.  A Party may change its notice address by giving the other Party written notice.

11           CHOICE OF LAW , VENUE AND JURY TRIAL WAIVER

                California law governs the Loan Documents without regard to principles of conflicts of law.  Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12           GENERAL PROVISIONS

12.1        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights or Obligations under it without Bank's prior written consent which may be granted or withheld in Bank's discretion.  Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement, the Loan Documents or any related agreement.

12.2        Indemnification.  Borrower will indemnify, defend and hold harmless Bank and its officers, employees and agents against:  (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

12.3        Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.4        Severability of Provision.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5        Amendments in Writing, Integration.  All amendments to this Agreement must be in writing signed by both Bank and Borrower.  This Agreement and the Loan Documents represent the entire agreement about this subject matter, and supersedes prior or contemporaneous negotiations or agreements.  All prior or contemporaneous agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.6        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, are one Agreement.

12.7        Survival.  All covenants, representations and warranties made in this Agreement continue in full force while  any Obligations remain outstanding.  The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8        Confidentiality.  In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (i) to Bank’s subsidiaries or affiliates in connection with their present or prospective business relations with Borrower; (ii) to prospective transferees or purchasers of any interest in the Loans; (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit; and (v) as Bank considers appropriate in exercising remedies under this Agreement.  Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9        Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled, whether or not a lawsuit is filed.

13           DEFINITIONS

13.1        Definitions.

                "Accounts" are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and  all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

                "Advance" or "Advances" is a loan advance (or advances) under the Committed Revolving Line.

                "Affiliate" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

                "Bank Expenses" are all audit fees and expenses and reasonable costs or expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

                "Borrower's Books" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

                "Borrowing Base" is 75% of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate.

                "Business Day" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

                "Closing Date" is the date of this Agreement.

                "Code" is the California Uniform Commercial Code.

                "Collateral" is the property described on Exhibit A.

                “Commitment Termination Date” is November 5, 2001.

                "Committed Revolving Line" is a Credit Extension of up to $4,000,000.

                "Contingent Obligation" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co–made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices;  but "Contingent Obligation" does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

                "Copyrights" are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

                "Credit Extension" is each Advance, Letter of Credit, Term Loan, or any other extension of credit by Bank for Borrower’s benefit.

                "Current Assets" are amounts that under GAAP should be included on that date as current assets on Borrower’s consolidated balance sheet.

                "Current Liabilities" are the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year.

                "Eligible Accounts" are Accounts in the ordinary course of Borrower's business that meet all Borrower's representations and warranties in Section 5.2; but Bank may change eligibility standards by giving Borrower 30 days prior written notice.  Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

(a)           Accounts that the account debtor has not paid within 90 days of invoice date;

(b)           Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

(c)           Credit balances over 90 days from invoice date;

(d)           Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

(e)           Accounts for which the account debtor does not have its principal place of business in the United States except for Eligible Foreign Accounts;

(f)            Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality except for (i) Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31 U.S.C. 3727) or (ii) Accounts of such other federal, state or local government entity or any department, agency, or instrumentality if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the relevant statute or regulation.  Notwithstanding the foregoing, Bank shall have no obligation to pursue such consents; provided, however, that Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality which in the aggregate do not exceed $500,000 at any one time included in the Borrowing Base shall be deemed Eligible Accounts even if such Accounts do not otherwise meet the acknowledgment requirements by the account debtor of this subpart (f);

(g)           Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called "contra" accounts, accounts payable, customer deposits or credit accounts);

(h)           Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(i)            Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

(j)            Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(k)           Accounts for which Bank reasonably determines  collection to be doubtful.

"Eligible Foreign Accounts" are Accounts for which the account debtor does not have its principal place of business in the United States but are:  (1) covered by credit insurance satisfactory to Bank, less any deductible; or (2) supported by letter(s) of credit acceptable to Bank; or (3) that Bank approves in writing.

                "Equipment" is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

                "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

                “Event of Default” is defined in Section 8 of this Agreement.

                “Facility” is the Committed Revolving Line and/or the Term Loan as the context requires.

                "GAAP" is generally accepted accounting principles.

                "Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

                "Insolvency Proceeding" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

                "Intellectual Property" is:

(a)           Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b)           Any trade secrets and any Intellectual Property Rights in computer software and computer software products now or later existing, created, acquired or held;

(c)           All design rights which may be available to Borrower now or later created, acquired or held;

(d)           Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

(e)           All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

                "Inventory" is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

                "Investment" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

                “Letter of Credit” is a stand-by or commercial letter of credit issued by Bank for the account of Borrower.

                "Lien" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

"Loan Documents" are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or any guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Loan Margin” is 150 basis points.

                "Mask Works" are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” is defined in Section 8.3.

                "Maturity Date" is the Revolving Maturity Date or the maturity date of the Term Loan, as applicable.

                "Obligations" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including letters of credit and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

                "Patents" are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations–in–part of the same.

                "Permitted Indebtedness" is:

(a)           Borrower’s indebtedness to Bank under this Agreement or the Loan Documents;

(b)           Indebtedness existing on the Closing Date and shown on Schedule I;

(c)           Subordinated Debt;

(d)           Indebtedness to trade creditors incurred in the ordinary course of business; and

Indebtedness secured by Permitted Liens.

                "Permitted Investments” are:

(a)           Investments shown on Schedule I and existing on the Closing Date; and

(b)           (i)  marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue, and (iv) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank; and

(c)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower.

"Permitted Liens" are:

(a)           Liens existing on the Closing Date and shown on Schedule I or arising under this Agreement or other Loan Documents;

(b)           Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's security interests;

(c)           Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)           Leases or subleases and licenses or sublicenses granted by Borrower in the ordinary course of its business, if the leases, subleases, licenses and sublicenses permit (or do not prohibit) granting Bank a security interest;

(e)           Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

"Person" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

                "Prime Rate" is Bank’s most recently announced "prime rate," even if it is not Bank’s lowest rate.

                "Quick Assets" is, on any date, the Borrower’s consolidated, unrestricted cash, cash equivalents, net billed accounts receivable and investments with maturities of less than 12 months determined according to GAAP.

                "Responsible Officer" is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

                "Revolving Maturity Date" is twelve (12) months from the date of the first Credit Extension under the Committed Revolving Line, but in no event later than November 5, 2002.

                "Schedule" is any attached schedule of exceptions or disclosures.

                "Subordinated Debt" is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

                "Subsidiary" is for any Person, joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

                "Tangible Net Worth" is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus, (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, Patents, trade and service marks and names, Copyrights and research and development expenses except prepaid expenses, and (c) reserves not already deducted from assets, and (ii) Total Liabilities .

                "Term Loan" a loan equal to $1,000,000.

                "Total Liabilities" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.

                "Trademarks" are trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Borrower connected with the foregoing.

BORROWER:

CLICK2LEARN, INC.

By:

Title:

SILICON VALLEY BANK

By:

Title:

EXHIBIT A

                The Collateral consists of all of Borrower’s right, title and interest in and to all personal property including but not limited to the following, but excluding Borrower’s intellectual property:

                All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located and all certificates of title;

                All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

                All contract rights and general intangibles(other than Intellectual Property) now owned or hereafter acquired, including, without limitation, goodwill, , leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims,  computer discs, computer tapes, literature, reports, catalogs,  income tax refunds, payments of insurance and rights to payment of any kind;

                All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

                All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter-of-credit rights, certificates of deposit, instruments, chattel paper (tangible or electronic), and supporting obligations now owned or hereafter acquired and Borrower's Books relating to the foregoing; and

All Borrower's Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

                All proceeds of any intellectual property of any nature (including but not limited to patents, trademarks and copyrights), cash or noncash, including but not limited to whatever is acquired upon the sale, lease, license, exchange, or other disposition of such property; whatever is collected on, or distributed on account of, such property; rights arising out of such property; claims arising out of the loss, nonconformity, or interference with the use of, defects or infringement of rights in, or damage to, such property; or insurance payable by reason of the loss or nonconformity of, defects or infringement of rights in, or damage to, such property.

                All proceeds of any of the foregoing, cash or noncash, including but not limited to whatever is acquired upon the sale, lease, license, exchange, or other disposition of collateral; whatever is collected on, or distributed on account of, collateral; rights arising out of collateral; claims arising out of the loss, nonconformity, or interference with the use of, defects or infringement of rights in, or damage to, the collateral; or insurance payable by reason of the loss or nonconformity of, defects or infringement of rights in, or damage to, the collateral.

                Borrower has agreed not to create, incur or allow liens on its property except in limited circumstances. NOTWITHSTANDING ANYTHING ELSE CONTAINED HEREIN, BORROWER HAS AGREED NOT TO CREATE, INCUR, OR ALLOW ANY LIENS ON ANY OF ITS INTELLECTUAL PROPERTY RIGHTS, INCLUDING BUT NOT LIMITED TO COPYRIGHT RIGHTS, COPYRIGHT APPLICATIONS, COPYRIGHT REGISTRATIONS AND LIKE PROTECTIONS IN EACH WORK OF AUTHORSHIP AND DERIVATIVE WORK THEREOF, WHETHER PUBLISHED OR UNPUBLISHED, NOW OWNED OR HEREAFTER ACQUIRED; ALL MASK WORKS OR SIMILAR RIGHTS AVAILABLE FOR THE PROTECTION OF SEMICONDUCTOR CHIPS, NOW OWNED OR HEREAFTER ACQUIRED; ANY AND ALL TRADE SECRETS, AND ANY AND ALL INTELLECTUAL PROPERTY RIGHTS IN COMPUTER SOFTWARE AND COMPUTER SOFTWARE PRODUCTS NOW OR HEREAFTER EXISTING, CREATED, ACQUIRED OR HELD; ANY AND ALL DESIGN RIGHTS WHICH MAY BE AVAILABLE TO BORROWER NOW OR HEREAFTER EXISTING, CREATED, ACQUIRED OR HELD; ALL PATENTS, PATENT APPLICATIONS AND LIKE PROTECTIONS INCLUDING, WITHOUT LIMITATION, IMPROVEMENTS, DIVISIONS, CONTINUATIONS, RENEWALS, REISSUES, EXTENSIONS AND CONTINUATIONS-IN-PART OF THE SAME, INCLUDING WITHOUT LIMITATION THE PATENTS AND PATENT APPLICATIONS; ANY TRADEMARK AND SERVICEMARK RIGHTS, WHETHER REGISTERED OR NOT, APPLICATIONS TO REGISTER AND REGISTRATIONS OF THE SAME AND LIKE PROTECTIONS, AND THE ENTIRE GOODWILL OF THE BUSINESS OF BORROWER CONNECTED WITH AND SYMBOLIZED BY SUCH TRADEMARKS, INCLUDING WITHOUT LIMITATION; ANY AND ALL CLAIMS FOR DAMAGES BY WAY OF PAST, PRESENT AND FUTURE INFRINGEMENTS OF ANY OF THE RIGHTS INCLUDED ABOVE, WITH THE RIGHT, BUT NOT THE OBLIGATION, TO SUE FOR AND COLLECT SUCH DAMAGES FOR SAID USE OR INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS IDENTIFIED ABOVE; ALL LICENSES OR OTHER RIGHTS TO USE ANY OF THE COPYRIGHTS, PATENTS, TRADEMARKS OR MASK WORKS, AND ALL LICENSE FEES AND ROYALTIES ARISING FROM SUCH USE TO THE EXTENT PERMITTED BY SUCH LICENSE OR RIGHTS; AND ALL AMENDMENTS, EXTENSIONS, RENEWALS AND EXTENSIONS OF ANY OF THE COPYRIGHTS, TRADEMARKS,  PATENTS, OR MASK WORKS; ANDALL PROCEEDS AND PRODUCTS OF THE FOREGOING, INCLUDING WITHOUT LIMITATION ALL PAYMENTS UNDER INSURANCE OR ANY INDEMNITY OR WARRANTY PAYABLE IN RESPECT OF ANY OF THE FOREGOING.

                Borrower and Bank are parties to that certain Negative Pledge Agreement, whereby Borrower, in connection with Bank’s loan or loans to Borrower, has agreed, among other things, not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in or encumber any of its Intellectual Property without Bank’s prior written consent.

BANK USE ONLY

Although Borrower believes that it does not infringe this patent and that the patent is invalid, and although Borrower intends to defend this action vigorously, the results of litigation can never be predicted with certainty.  An adverse outcome in this litigation could have a material adverse effect on Borrower’s business, operating results and financial condition.  Moreover, the costs of defending the action, regardless of outcome, could be time-consuming, distract management personnel and have a negative effect on Borrower’s business.

7.5          Rights of Licensors and/or Licensees with Respect to Intellectual Property:

Licensees have rights to use software granted in the ordinary course of business.  As required under the terms of the Loan and Security Agreement, none of the licenses are exclusive licenses.

Licensors own all rights in learning content resold by Borrower pursuant to reseller agreements with content publishers.

Certain components of Borrowers software products are licensed from third parties as follows:

Third Party Code in ToolBook

Product	Company Name	Technology Type
Instructor, Assistant	Inso/Imagemark	Graphics Filters
Instructor, Assistant, TB Publisher	Unisys	Exporting .GIF images
Instructor, Assistant	Installshield	Use of InstallShield in autopackager feature
Instructor, Assistant	Microsoft	Microsoft Agent
Instructor, Assistant	Soft-Art	Spelling checker
Instructor, Assistant	LittleMan Studio	clip art
Instructor, Assistant	Adobe	Adobe Acrobat
Instructor, Assistant	Intel	Intel Indeo Codec
Instructor, Assistant	Sun	Sun Java Virtual Machine
Instructor, Assistant	PhotoDisc	ClipPix

Third Party Code in Aspen/Ingenium

Product	Company Name	Technology Type
Aspen/Ingenium	Sun	Java Runtime
Aspen/Ingenium	Persits	ISP Upload
Aspen/Ingenium	Green Tree	Text input fields
Aspen/Ingenium	Microsoft	Tabbed Dialog Control
Aspen/Ingenium	ProtoView	List navigation control
Aspen/Ingenium	DBI	Interface items such as date boxes, calendar views, etc
Aspen/Ingenium	FarPoint	Spread grid-based interface
Aspen/Ingenium	Seagate	Crystal Reports reporting engine
Aspen/Ingenium	Intuitive Data Solutions	IDS Mail—interface to email systems
Aspen/Ingenium	Xceed	XceedZip

“Permitted Indebtedness” Existing on Closing Date:

Equipment Leases with Banc Boston Leasing as described in UCC filings filed in Washington and Massachusetts which are limited to specific equipment and were in effect prior to the date of this Agreement.

Investments:

·     Click2learn Limited — UK subsidiary, Europe headquarters.

·     Click2learn Canada Limited — Development office located in Halifax.

·     IntelliPrep Technologies, Incorporated — No employees or operations.

·     Communication Strategies, Inc. — Fluctuating number of employees, but on average, around 20.  Company provides temporary workers to other companies.  Borrower owns 100% of this entity.

·     Aimtech Corporation — No employees or operations.

·     Meliora Systems, Inc. — No employees or operations.

·     Asymetrix SARL — No employees or operations.

·     Asymetrix GmbH — No employees or operations.

·     Click2learn Japan KK — Japan joint venture with Softbank, Borrower owns approximately 35% of this entity.

·     Marketable securities in cash management account, but only to the extent permitted under the Loan and Security Agreement.

SCHEDULE II

TO LOAN AND SECURITY AGREEMENT – ADDITIONAL DISCLOSURES

The exact correct corporate name of Borrower is (attach a copy of the formation documents, e.g., articles, partnership agreement): Click2learn, Inc.

Borrower’s State of formation:  Delaware

Borrower has operated under only the following other names (if none, so state):  click2learn.com, inc., Asymetrix Learning Systems, Inc., Asymetrix Corporation

All other address at which the Borrower does business are as follows (attach additional sheets if necessary and include all warehouse addresses):

Bellevue

110 – 110th Avenue NE

Bellevue, WA 98004

Needham

One Multimedia Plaza

255 Highland Avenue

Needham, MA 02494

Rochester

2165 Brighton-Henrietta

Townline Rd.

Rochester, NY 14623

New York

400 Madison Ave

Ste 17A

New York, NY 10017

Atlanta

3715 Northside Parkway, NW

100 Northcreek, Ste. 270

Atlanta, GA 30327

Fort Worth

1300 Summit, Ste. 516

Fort Worth, TX 76102

Warehouses:

Piece parts storage and manufacturing is done at:

Q Media Services

4101 Industry Drive East

Suite D

Fife, WA. 98424

800-451-5742

Packaged goods are stored and fulfilled from:

Interact Inc.

15000 Woodinville-Redmond Road

Suite B-800

Woodinville, WA. 98072

425-424-7500

European packaged goods are stored and fulfilled from:

Sykes Ltd.

Nether Road

Galashiels, Scotland

TD1 3HE United Kingdom

44-1896-7548661

1Title to goods at this location remains in Borrower until the goods are shipped.

Borrower has deposit accounts and/or investment accounts located only at the following institutions:

Account with Bank	Account Number
Needham Mass Office
Bank of America	68789619

London
Bank of America-Resident and Non-resident Accounts
601915744012,601916336016-DEM
601018652013,601019024013-FRF
600833004011,600838565018-GBP
601019024021,600833004029,60108652021-USD

Bellevue Office/Corporate	[All of the Accounts Listed Below Will Be Replaced By Silicon Valley Bank Accounts Before The Closing Date or Not Later Than November 5, 2001 in Accordance With §6.6]
Bank of America-Checking	78965316
Bank of America-STAM	72-40-400-0010473
Paine Weber	CP 12060-G2
Wells Fargo	4375664539-General
4759621329/540463098-Controlled Disbursements
4496829375-ZBA for payroll
12397477-Secured Investment
Citi-bank AG - sponsored by Wells Fargo	Acct No. 4113496016 Swift CITIDEFF
Lloyds Bank PLC, London	Acct No. 01081706 Swift L07DGB2L

Liens existing on the Closing Date and disclosed to and accepted by Bank in writing:

As set forth on Schedule I

Investments existing on the Closing Date and disclosed to and accepted by Bank in writing:

As set forth on Schedule I

Subordinated Debt:

Indebtedness on the Closing Date and disclosed to and consented to by Bank in writing:

None

The following is a list of the Borrower’s copyrights (including copyrights of software) which are registered with the United States Copyright Office.  (Please include name of the copyright and registration number and attach a copy of the registration):

No currently shipping products are registered.

The following is a list of all software which the Borrower sells, distributes or licenses to others, which is not registered with the United States Copyright Office, other than third party software for which Borrower is a reseller. (Please include versions which are not  registered):

Ingenium Version 6.1;

ToolBook II Assistant Version 8.1;

ToolBook II Instructor Version 8.1.

Rapid e-Learning Development System (ReDS) Version 1.5.

(These are the currently shipping versions, on older versions, some are registered and some are not).

The following is a list of all of the Borrower’s patents which are registered with the United States Patent Office. (Please include name of the patent and registration number and attach a copy of the registration.):

US 5,530,856 VERIFYING MULTIMEDIA LINKING FOR A MULTIMEDIA PRESENTATION;

US 5,500,936 MULTI-MEDIA SLIDE PRESENTATION SYSTEM WITH A MOVEABLE, TRACKED POPUP MENU WITH BUTTON AND TITLE BARS.

The following is a list of all of the Borrower’s patents which are pending with the United States Patent Office.  (Please include name of the patent and a copy of the application.):

PCT 81117-4  COMPUTER BASED INTERACTIVE LEARNING METHOD AND SYSTEM

The following is a list of all of the Borrower’s registered trademarks material to its business.  (Please include name of the trademark and a copy of the registration.):

TOOLBOOK US REG. 1,581,290

TOOLBOOK II US REG  2,216,830

TOOLBOOK II INSTRUCTOR US REG 2,145,733

CLICK2LEARN is not registered—application was rejected as descriptive.  Borrower is considering re-filing in light of business changes.

INGENIUM is not registered due to change in name to ASPEN.

ASPEN trademark application has been filed with US PTO

Borrower is not subject to litigation which would have a material adverse effect on the Borrower’s financial condition, except the following (attach additional comments, if needed):

As set forth on Schedule I

Tax ID Number:  91-1276003.

Organizational Number, if any: N/A

FORM OF LANDLORD’S CONSENT

RECORDING REQUESTED BY

AND WHEN RECORDED RETURN TO:

SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA  95054

Attn:  Loan Services

CONSENT TO REMOVAL OF PERSONAL PROPERTY

KNOW ALL PERSONS BY THESE PRESENTS:

(a)           The undersigned has an interest as owner and landlord in the following described real property (the “Real Property”):  SEE ATTACHMENT 1 ATTACHED HERETO FOR FULL LEGAL DESCRIPTION, commonly known as ____________________________.

(b)           Click2learn, Inc., (“Borrower”), has entered into or will enter into a Loan and Security Agreement with Silicon Valley Bank (“Bank”) dated as of September 4, 2001 (as amended and supplemented from time to time, the “Loan Agreement”).  As a condition to entering into the Loan Agreement, require that the undersigned consent to the removal by Bank of the equipment, inventory and other assets covered by the Loan Agreement, whether now owned or hereafter acquired, together with all substitutions, renewals or replacements of and additions, improvements, and accessions to any and all of the foregoing, and all proceeds from sales, renewals, releases or other dispositions thereof (hereinafter collectively called “Borrower’s Assets”) from the Real Property.

NOW, THEREFORE, the undersigned consents to the placing of the Borrower’s Assets on the Real Property, and agrees with Bank as follows:

1.             The undersigned waives and releases each and every right which undersigned now has, under applicable law or by virtue of the lease for the Real Property now in effect, to levy or distrain upon for rent, in arrears, in advance or both, or to claim or assert title to the Borrower’s Assets that is already on said Real Property, or may hereafter be delivered or installed thereon.

2.             The Borrower’s Assets shall be considered to be personal property and shall not be considered part of the Real Property regardless of whether or by what means it is or may become attached or affixed to the Real Property.

3.             The undersigned will permit Bank, or its agent or representative, to enter upon the Real Property for the purpose of exercising any right they may have under the terms of the Loan Agreement or otherwise, including, without limitation, the right to remove the Equipment; provided, however, that if Bank, in removing the Borrower’s Assets damage any improvements of the undersigned on the Real Property, Bank will, at its expense, cause same to be repaired.

4.             This agreement shall be binding upon the heirs, successors and assigns of the undersigned and shall inure to the benefit of each Bank and its respective successors and assigns.

IN WITNESS WHEREOF, the undersigned has executed this instrument at__________, Washington day of__________, 2001.

By:

Title:

ATTACHMENT 1

                The Real Property referenced in the CONSENT TO REMOVAL OF PERSONAL PROPERTY to which this Attachment 1 is attached is more fully described as follows: